EXHIBIT 11.1

                           THE SPORTS AUTHORITY, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per share data)


                                                 52 WEEKS ENDED  53 WEEKS ENDED
                                                   JANUARY 26,     JANUARY 28,
                                                       1997           1996
                                                  -------------  --------------
Financial statement computations:

   Income before income taxes                        $ 48,032       $ 37,390
   Income tax expense                                  19,597          5,305
   Minority interest                                   (1,570)          (245)
                                                     --------       --------

   Net income                                        $ 30,005       $ 22,330
                                                     ========       ========
Earnings per share:

   Shares used in primary earnings
   per share computation:
      Weighted average common shares
         outstanding                                   31,392         31,229
      Net additional shares assuming
         options exercised and proceeds
         used to purchase treasury
         shares at average market price                   439            140
                                                     --------       --------
      Common and common share
         equivalents                                   31,831         31,369
                                                     ========       ========
   Earnings per share assuming
   primary dilution                                  $   0.94       $   0.71
                                                     ========       ========
   Shares used in fully diluted
   earnings per share computation: (1)
      Weighted average common shares
         outstanding                                   31,392         31,229
      Net additional shares assuming
         options exercised and proceeds
         used to purchase treasury
         shares at higher of average
         market price and period-end
         market price                                     443            137

      Common and common share
         equivalents                                   31,835         31,366
                                                     ========       ========
   Earnings per share assuming full
         dilution                                    $   0.94       $   0.71
                                                     ========       ========

(1) The calculation of fully diluted earnings per share excludes shares issuable pursuant to the conversion rights granted to holders under the Company's 5.25% Convertible Subordinated Notes because they have an antidilutive effect.